Exhibit 99.1

TEGAL CORPORATION REPORTS
THIRD QUARTER 2005 FINANCIAL RESULTS

Petaluma, Calif., February 11, 2005 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Third Quarter Fiscal Year 2005, which ended December 31, 2004. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 1pm Pacific Time, Friday, February 11, 2005. More information about the conference call is provided below.

Third Quarter Highlights

o	Revenues for the third quarter of fiscal 2005 were $2.9 million, a decrease of 11% from $3.3 million reported in the third quarter of fiscal 2004, and a decrease of 42% from the $5.0 million recorded for the second quarter of fiscal
2005.
o	Net losses for the third quarter were $2.7 million or ($0.06) per share compared to a net loss of $8.1 million or ($0.35) per share for the same quarter one year ago and a loss of $2.5 million or ($0.05) in the second quarter of fiscal 2005.
o	Operating losses were $2.9 million for the third quarter of fiscal 2005 compared to $4.6 million in the same quarter last fiscal year and $2.5 million last fiscal quarter. Operating expenses for the third quarter were $3.5 million, which is approximately $1.1 million lower than the same quarter last year and $1.0 million lower than last quarter.
The lower quarter to quarter operating expenses were largely in G&A expense, resulting from lower outside legal costs.
o	Cash stood at $5.3 million at the end of the third quarter of fiscal 2005, compared to $4.3 million at the end of the second quarter of fiscal 2005 and $7 million at the end of the fourth quarter of fiscal 2004.
o	Quarterly shipments included several etch systems to MEMS device manufacturers in Europe and Taiwan, a wireless component supplier based in the US, and a leading European telecom device manufacturer.
o	Tegal was awarded two key patents for sputtering sources which will be included in its newly developed 300mm OnCore(TM) physical vapor deposition (PVD) system. One invention represents a significant improvement in sputter target efficiency, while the other is a new sputtering source ideal for depositing magnetic materials.
o	Tegal moved its European headquarters to Thiendorf near Dresden, Germany from Munich, positioning it to be able to provide sales, service and technical support for several nearby tier one device manufacturers.
o	During and subsequent to the end of the quarter, Tegal concluded its share issuance by selling 6,133,727 shares of its common stock to Kingsbridge Capital, Ltd. for gross proceeds of $7.8 million. The total shares issued to Kingsbridge under the structured secondary facility were 8,506,331, with gross proceeds of $10.4 million.

“We remain strongly focussed on expanding our leadership position in advanced technologies that are critical to emerging markets in non-volatile memories, advanced packaging, new materials and novel approaches to advanced devices, including MEMS and nanotechnology, said Michael Parodi, Chairman, President & CEO of Tegal Corporation. We made significant progress during the quarter in introducing our capabilities to an expanded base of customers, including a wider set of Tier 1 manufacturers for high-volume production requirements.”

Financial Results

Revenues for the third quarter of fiscal 2005 were $2.9 million, a decrease of 11% from $3.3 million reported in the third quarter of fiscal 2004, and a decrease of 42% from the $5.0 million recorded for second quarter of fiscal 2005. Tegal reported a net loss for the third quarter of $2.7 million or ($0.06) per share compared to a net loss of $8.1 million or ($0.35) per share for the same quarter one year ago. Sequentially, the Company’s net loss increased from the prior quarter loss of $2.5 million or ($0.05) per share.

Gross profits for the third quarter of fiscal 2005 were 18% compared to a negative 2% in the same quarter one year ago and 38% in the second quarter of fiscal 2005. The decrease in margins compared to last quarter is a direct result of lower revenues which resulted in a less efficient absorption of fixed overhead costs.

Operating expenses for the third quarter of fiscal 2005 were $3.5 million, an overall decrease of $1.1 million from the same quarter one year ago. However, the third quarter of last fiscal year included a $2.2 million non-cash charge for In-Process R&D related to the acquisition of Simplus Systems. Otherwise, operating expenses increased by $1.1 million compared to the same quarter one year ago, distributed in R&D ($0.6 million), G&A ($0.4 million) and Sales & Marketing ($0.1 million). Compared to last quarter, operating expenses declined by $1.0 million, with the majority ($0.8 million) coming from G&A expense. Lower legal costs associated with patents and acquisitions was the principal reason for the sequential quarterly decrease in operating expenses.

“We will continue to lower our operating expenses even as we bring our NLD™, OnCore™, PVD300 and Compact™ products to market, said Thomas Mika, Executive Vice President and Chief Financial Officer of Tegal. “Our goal is to attain a cash neutral position as we focus on customer evaluations of our new products and we achieve higher levels of efficiency from our operations.”

Cash and equivalents at the end of the third quarter of fiscal 2005 was $5.3 million, offset by borrowings of $1.1 million under our line of credit in Japan.

During and subsequent to the end of the quarter, Tegal concluded its share issuance by selling 6,133,727 shares of its common stock to Kingsbridge Capital, Ltd. for gross proceeds of $7.8 million. The total shares issued to Kingsbridge under the structured secondary facility entered into on May 19, 2004 were 8,506,331, the maximum number available for issuance. Gross proceeds from Kingsbridge were $10.4 million.

Total shares outstanding as of February 11, 2005 are 52,811,020.

Outlook

“We expect continued progress in firming up customer evaluations of our new products and winning qualification trials for production orders in markets where Tegal is a clear leader,” said Mr. Parodi. “Non-volatile memories, especially the production of FeRAM devices for RFID applications, is one of the growth sectors in which we expect Tegal’s 10+ years of system and process development to translate directly into revenue-generating production orders this year. In addition, we are experiencing strong interest from nanotech device manufacturers for both our etch and nano-layer deposition products.”

Investor Conference Call

Tegal Corporation will discuss these results and further details of its third quarter of fiscal 2005 during a conference call today, February 11, 2005, at 4:00 p.m. EST / 1:00 p.m. PST. The call is open to all interested investors. The call-in numbers are (800) 901-5259 or (617) 786-4514. For either dial-in number, investors should reference Tegal or reservation number: 13184016. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Friday, February 18, 2005. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 36081164.

The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company’s products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Thomas Mika (EVP and CFO), 707/763-5600 or
Nagle & Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenue	$2,903	$3,276	$11,332	$10,371
Cost of revenue	2,377	3,331	8,105	8,397

Gross profit (loss)	526	(55)	3,227	1,974

Operating expenses:
Research and development	1,578	951	4,243	2,490
Sales and marketing	704	592	2,230	1,760
General and administrative	1,178	812	4,771	2,764
In-process research and development	--	2,202	1,653	2,202

Total operating expenses	3,460	4,557	12,897	9,216

Operating loss	(2,934)	(4,612)	(9,670)	(7,242)
Other income (expense), net
Interest expense, net	(2)	(3,513)	(2,065)	(3,866)
Other income (expense)	248	6	221	66

Total other income (expense), net	246	(3,507)	(1,844)	(3,800)

Net loss	$(2,688)	$(8,119)	$(11,514)	$(11,042)

Net loss per share, basic and diluted	$(0.06)	$(0.35)	$(0.26)	$(0.59)

Shares used in per share computation:
Basic	47,733	23,234	45,135	18,588
Diluted	47,733	23,234	45,135	18,588

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

ASSETS

	December 31, 2004	March 31, 2004
Current assets:
Cash and cash equivalents	$5,344	$7,049
Accounts receivable, net of allowances for sales returns and doubtful accounts of $131 and $270 at
December 31, 2004 and March 31, 2004, respectively	6,347	4,729
Inventories	5,102	3,719
Prepaid expenses and other current assets	1,033	905

Total current assets	17,826	16,402
Property and equipment, net	3,618	4,039
Intangible assets, net	1,890	1,190
Other assets	356	1,027
Total assets	$23,690	$22,658
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and bank lines of credit	$1,121	$2,450
2% Convertible debentures, net	--	74
Accounts payable	3,175	1,645
Accrued product warranty	256	366
Deferred revenue	320	440
Accrued expenses and other current liabilities	3,093	2,604

Total current liabilities	7,965	7,579
Long-term portion of capital lease obligations	17	26
Other long term obligations	81	98

Total long term liabilities	98	124

Total liabilities	8,063	7,703

Stockholders' equity:
Preferred stock; $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	--	--
Common stock; $0.01 par value; 100,000,000 shares authorized; 51,192,161 and 36,583,850 shares issued
and outstanding at December 31, 2004 and March 31, 2004, respectively	512	366
Additional paid-in capital	97,608	85,376
Accumulated other comprehensive income	(68)	124
Accumulated deficit	(82,425)	(70,911)

Total stockholders' equity	15,627	14,955

Total liabilities and stockholders' equity	$23,690	$22,658